CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

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Execution Version
EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement is made as of the 11th day of September, 2025 (the “Effective Date”) by and between Ocugen, Inc., a Delaware corporation having a principal place of business at 11 Great Valley Parkway, Malvern, PA 19355 (“Licensor”), and Kwangdong Pharmaceutical Co., Ltd., a company organized under the laws of the Republic of Korea, having its registered office for the purposes of this Agreement at Kwangdong Gwacheon Tower 52 Gwacheon Daero 7 da-gil Gwacheon si, Gyeonggi-do Republic of Korea (“Licensee”). Licensor and Licensee are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
BACKGROUND
WHEREAS, Licensor has unique expertise with respect to the development of gene therapy products and has identified and developed the gene therapy product known as OCU400 for use in the Field;
WHEREAS, Licensee is a biopharmaceutical company concentrating in developing and commercializing, among other things, novel therapeutic products; and
WHEREAS, Licensee wishes to obtain, and Licensor is willing to grant to Licensee, an exclusive license under the Licensor Technology and Licensor Patent Rights to Develop and Commercialize the Licensed Product in the Field in the Territory pursuant to the terms hereof.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:
1.    Definitions
In this Agreement, the following words shall have the following meanings:
1.1    Accounting Standards: GAAP (generally accepted accounting principles as practiced in the United States) or IFRS (International Financial Reporting Standards), in each case, generally and consistently applied.
1.2    Adverse Event: Any untoward medical occurrence in a patient who is administered the Licensed Product, whether or not considered related to the Licensed Product,

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including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of the Licensed Product.
1.3    Affiliate: Any corporation or entity that controls, is controlled by, or is under common control with a Party. For the purposes of this Agreement, the term “control” shall mean ownership of fifty percent (50%) or more of the registered capital and/or assets, or the power to appoint or direct the management of such corporation or entity, or to appoint or elect the majority of the directors of such corporation.
1.4    Applicable Laws: Any national, international, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of any Governmental Authority or Regulatory Authority that are in effect from time to time during the Term and apply to a particular activity hereunder.
1.5    Calendar Quarter: The three (3) month period ending on each of March 31, June 30, September 30 and December 31 of each Calendar Year.
1.6    Calendar Year: January 1 to December 31 of each year during the Term.
1.7    [***].
1.8    [***].
1.9    [***].
1.10    Change of Control: With respect to a Party, (a) a merger, consolidation, recapitalization, or reorganization of such Party with a third party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, consolidation, recapitalization, or reorganization, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the direct or indirect beneficial owner of 50% or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a third party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party (such as an initial public offering or other offering of equity securities to non-strategic investors or corporate reorganization) will not be deemed a “Change of Control” for purposes of this Agreement.

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1.11    Claims: All demands, claims and liabilities (whether criminal or civil, in contract, tort, or otherwise) for losses, damages, legal costs, or other expenses of any nature whatsoever, and all costs and expenses (including legal costs) incurred in connection therewith.
1.12    Clinical Trial: A human clinical trial for the Licensed Product in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a), (b) or (c), or its successor regulation, or the equivalent in any foreign country.
1.13    Commercialization or Commercialize: Any and all activities directed to the offering for sale and sale of the Licensed Product in the Territory, including: (a) activities directed to marketing, promoting, detailing, warehousing, distributing, importing, exporting, selling, offering to sell, and having offered to sell, the Licensed Product; and (b) activities directed to producing commercialization support data, and seeking and maintaining pricing approvals and reimbursement approvals for the Licensed Product. When used as a verb, to “Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning. For clarity, “Commercialize” shall exclude any Development and Manufacturing activities.
1.14    Commercialization Plan: A written plan approved by the JSC for the Commercialization of the Licensed Product by Licensee in the Territory, as such written plan may be amended, modified or updated by Licensee from time to time, and which written plan shall contain, among other things: (a) Commercialization objectives for the Licensed Product in the Territory; and (b) a projected timeline and budget for achieving such objectives.
1.15    Commercially Reasonable Efforts: [***].
1.16    Confidential Information: All documents and information provided by or on behalf of one Party to the other Party in connection with or in furtherance of this Agreement, including at any meeting of the JSC and including information disclosed by such Party prior to the Effective Date pursuant to the Confidentiality Agreement. For the sake of clarity, (a) all Licensor IP and all related documents and information that are disclosed or provided by or on behalf of Licensor to Licensee in connection with the Parties respective rights and obligations pursuant to Section 5 will be the Confidential Information of Licensor, and (b) (i) the terms of this Agreement, and (ii) the contents of all reports and related documents and information provided by or on behalf of Licensee to Licensor pursuant to the terms of Section 4.7, will be the Confidential Information of both Parties.
1.17    Confidentiality Agreement: That certain Mutual Nondisclosure Agreement, dated as of August 27, 2024, between the Parties.

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1.18    Control or Controlled: With respect to Technology or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Technology or Patent Rights as provided herein without the payment of consideration to, or violating the terms of any agreement or arrangement with any third party, and without violating any Applicable Laws. For clarity, neither a Party nor any of its Affiliates shall be deemed to Control any Technology or Patent Rights by virtue of the rights granted by the other Party under this Agreement; provided that, with respect to any of the foregoing rights described above that are acquired or licensed by Licensor after the Effective Date, such rights will only be deemed to be Controlled by Licensor if Licensee agrees to reimburse Licensor for any payments owed to any third party as a result of Licensee’s use of such rights and to comply with any obligations that are applicable to Licensee in connection with the use of such rights. Notwithstanding anything in this Agreement to the contrary, Licensor and its Affiliates will be deemed to not Control any of the foregoing rights that are owned or controlled by a third party described in the definition of “Change of Control,” or such third party’s Affiliates (other than an Affiliate of Licensor prior to the Change of Control), (a) prior to the closing of such Change of Control, except to the extent that any such Patent Rights or Technology were developed by such third party prior to such Change of Control using or incorporating Licensor’s or its pre-existing Affiliate’s Technology or Patent Rights, or (b) after such Change of Control to the extent that such Patent Rights or Know-How are developed or conceived by such third party or its Affiliates (other than Licensor) after such Change of Control without using or incorporating Licensor’s or its pre-existing Affiliate’s Technology or Patent Rights and are not developed or conceived by personnel who were employees or consultants of Licensor or its pre-existing Affiliates.
1.19    Development or Develop: With respect to the Licensed Product (a) clinical drug development activities up through and including the date any related Clinical Trials are completed; (b) the preparation, filing and obtaining of Marketing Authorizations and all regulatory affairs related to the foregoing; (c) conducting any post-registration efficacy and/or safety clinical trials required by Regulatory Authorities in the Territory; (d) conducting such other post-registration studies (including health-economic outcomes research, real-world evidence studies, or investigator-initiated studies/trials); and, (e) interacting with Regulatory Authorities regarding the above. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall exclude any Commercialization and Manufacturing activities.
1.20    Development Plan: A written plan approved by the JSC setting forth in reasonable detail the material Development activities (including all material regulatory activities) planned for the Licensed Product in the Field in the Territory.

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1.21    Exploit: To import, export, distribute, use, have used, keep, sell, have sold, or offer for sale, including to research, Develop, Commercialize, register, modify, enhance, improve, or otherwise exploit. “Exploitation” and “Exploiting” will be construed accordingly. For clarity, “Exploit” shall exclude Manufacture.
1.22    FDA: The United States Food and Drug Administration, or any successor agency or authority thereto.
1.23    Field: Gene therapy for the treatment of retinitis pigmentosa in humans.
1.24    First Commercial Sale: [***].
1.25    Force Majeure: Any occurrence beyond the reasonable control of a Party that: (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, labor dispute, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any Governmental Authority or of any subdivision, authority or representative of any such Governmental Authority.
1.26    Gene Agnostic Indication: Treatment, diagnosis or prevention of retinitis pigmentosa (RP) in humans without regard to gene mutation.
1.27    Governmental Authority: Any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.28    Licensed Product: The pharmaceutical product containing or comprising Licensor’s novel gene therapy known as OCU400 (NR2E3-AAV), generically known as baluretgene parvec, consisting of a functional copy of the nuclear hormone receptor gene, NR2E3, delivered to target cells in the retina using an adeno-associated viral vector.
1.29    Licensor Patent Rights: The Patent Rights that contain one or more claims directed to the Licensor Technology, which as of the Effective Date are set forth in Schedule 1.
1.30    Licensor Technology: Any Technology that is Controlled by Licensor or its Affiliates as of the Effective Date or during the Term to the extent such Technology is necessary or reasonably useful to Exploit the Licensed Product in the Field in the Territory.

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1.31    Manufacture: Any activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, release, shipping, holding, manufacture process development, stability testing, quality assurance and quality control of the Licensed Product or any intermediate thereof. When used as a verb, “Manufacturing” means to engage in Manufacture and “Manufactured” has a corresponding meaning.
1.32    Marketing Authorization: The Regulatory Approval that allows the marketing and sale of the Licensed Product for use in the Field in a country or region in the Territory.
1.33    Net Sales: The gross amount billed or invoiced by Licensee or any of its Affiliates (each, a “Seller”) to third parties throughout the Territory for sales or other dispositions or transfers for value of the Licensed Product less [***].
1.34    Patent Rights: The rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing, and also including any and all utility models and registered designs.
1.35    Permits: All necessary consents, approvals and authorizations of all Governmental Authorities, Regulatory Authorities or other Persons in connection with the Development, use, or Commercialization of Licensed Product in each country and region of the Territory.
1.36    Person: An individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.
1.37    Pricing and Reimbursement Approval: with respect to a country or territory, (1) the approvals, agreements, determinations, or governmental decisions establishing (a) a price for the Licensed Product that can be legally charged to consumers and (b) the level of reimbursement for the Licensed Product that will be reimbursed by Governmental Authorities, in each case ((a) and (b)) if required in such country or territory in connection with Commercialization of the Licensed Product; or (2) if the foregoing is not required in such country or territory, in connection with Commercialization of the Licensed Product, Marketing Authorization.

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1.38    Prior Agreements: [***].
1.39    Product Trademark: The trademark selected by Licensor for use in the Commercialization of the Licensed Product in the Territory.
1.40    Qualifying Costs: [***].
1.41    Regulatory Approval: With respect to any country or region in the Territory, any approval, registration or authorization of any Regulatory Authority required for the Manufacture, use, storage, transport or Commercialization of the Licensed Product for use in the Field in such country or region.
1.42    Regulatory Authority: Any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, Manufacture, production, use, storage, transport, clinical testing, pricing, sale or reimbursement of the Licensed Product in the Territory, including the Ministry of Food and Drug Safety (“MFDS”).
1.43    Regulatory Exclusivities: Any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority in the Territory with respect to a Licensed Product, other than Patent Rights, including, without limitation, rights conferred in the U.S. under the Biologics Price Competition and Innovation Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), orphan drug exclusivity, or rights similar thereto outside the U.S.
1.44    Regulatory Submissions: Any filing, application, or submission with any Regulatory Authority in support of the development, manufacture, commercialization, or other exploitation of a pharmaceutical or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Submissions include all INDs, MAAs, and other applications for Regulatory Approval and their equivalents in the Territory.
1.45    [***].
1.46    [***].
1.47    Serious Adverse Event: Any Adverse Event that results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results

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in persistent or significant disability or incapacity, or is a congenital anomaly/birth defect, as defined more fully in 21 C.F.R. § 312.32.
1.48    Technology: Collectively, data, results, technology, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable and in any tangible or intangible form, including: (a) methods of manufacture or use of, and structural and functional information pertaining to, biologics; (b) compositions of matter, data, formulations, processes, techniques, know-how and results; and (c) unregistered design rights, copyright, database rights, rights in respect of confidential information, rights under data exclusivity laws, rights under orphan drug laws, rights under unfair competition laws, property rights in biological or chemical materials, extension of the terms of any such rights, applications for and the right to apply any of the foregoing registered property and rights, and similar or analogous rights. For clarity, Technology excludes Patent Rights.
1.49    Territory: Republic of Korea.
1.50    United States or U.S.: United States of America.
1.51    Valid Claim: With respect to a particular country, (a) a claim of any issued and unexpired Patent Right in such country whose validity, enforceability, or patentability has not been terminated by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability, from which decision no appeal can be further taken, or (b) a claim within a patent application in such country that has not been pending for more than [***], and which claim has not been revoked, cancelled, withdrawn, held invalid by any applicable Governmental Authority or court (from which no appeal is or can be taken), or abandoned (without the possibility of refiling).
2.    Grant of Rights
2.1    License Grant to Licensee.
(a)    Subject to the provisions of this Agreement, during the Term, Licensor hereby grants to Licensee an exclusive, non-sublicensable, royalty-bearing license (i) under the Licensor Technology and the Licensor Patent Rights, to Exploit the Licensed Product in the Field in the Territory, and (ii) to use the Product Trademark in the Territory solely in connection with the Licensed Product in the Field.
(b)    Licensee is entitled to extend its licenses under Section 2.1(a) to its Affiliates, consistent with all of the terms and conditions of this Agreement; provided, however,

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that Licensee guarantees performance by its Affiliates. Licensor shall be entitled to seek remedy directly against Licensee for any breach of this Agreement by such Licensee Affiliates. Any termination of this Agreement as to Licensee shall also constitute termination as to its Affiliates.
(c)    All rights not granted to Licensee hereunder are reserved to Licensor. Nothing contained herein shall prevent Licensor from making, having made, using or selling product(s) (including Licensed Product); or using, or granting others the right to use, the Licensor IP outside of the Field in the Territory, or outside of the Territory in any field. Upon both Parties’ prior written consent, Licensee will have a right to add an additional registration and/or distribution partner in the Territory.
2.2    Prior Agreements.
(a)    During the Term, each Party will use Commercially Reasonable Efforts to comply with the applicable terms of the Prior Agreements. [***]. During the Term, Licensor will not make or consent to any amendments to any of the Prior Agreements (including the waiver of any of its rights thereunder) that would materially adversely affect Licensee or its rights hereunder without Licensee’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
(b)    Licensee covenants and agrees that it shall comply at all times with [***]. For the avoidance of doubt, all such provisions shall be binding on Licensee as and to the same extent they are binding on Licensor or to the extent they are directly applicable to a sublicensee of Licensor under the [***] in accordance with their terms. Licensee acknowledges and agrees that, [***], Licensee does not have the right to grant further sublicenses of the rights granted by Licensor to Licensee under Section 2.1(a) and 2.1(b) of this Agreement.
2.3    Exclusivity. During the Term, except as set forth in this Agreement, Licensee and its Affiliates shall not, directly or indirectly (with, for the benefit of, using, or with the sponsorship of, any third party) research, Develop, Manufacture or Commercialize any preparation, substance, formulation or product that is competitive with or to the Licensed Product in the Field anywhere in the world, unless Licensee first obtains Licensor’s written consent, which consent Licensor may grant or withhold in its sole and absolute discretion.
2.4    LICENSOR’S RIGHT OF SUGGESTION FOR RE-PURCHASEMENT. Licensor shall have the option for re-purchasement of the license granted, including all rights in the Licensed Product, [***].

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3.    Diligence; Development and Commercialization of Licensed Product
3.1    Diligence. Licensee shall use Commercially Reasonable Efforts to Develop, seek, register and obtain Regulatory Approval for, and Commercialize, in each case, the Licensed Product in the Field in the Territory, including, without limitation, to: (i) Commercialize the Licensed Product in the Field in the Territory following receipt of Marketing Authorization for the Licensed Product in the Field in the Territory, in accordance such Marketing Authorization; (ii) initiate, extend, promote and maximize sales of the Licensed Product in the Field in the Territory and not do or take any action which could hinder or interfere with such sales; (iii) achieve the sales forecasts contained in the applicable Commercialization Plan; (iv) allocate its promotional and sales resources and such technical support for the promotion, marketing and sales of the Licensed Product as may reasonably be required to maximize sales of such Licensed Product in the Field in the Territory; (v) design, manage and conduct Clinical Trials necessary for Regulatory Approval for registration of the Licensed Product in the Field in the Territory; (vi) fund, as needed, local distribution and supply chain channels for the Licensed Product in the Field in the Territory; and (vii) establish commercial infrastructure (including pricing and reimbursement, physician education and patient access, each in accordance with Applicable Law) for Commercialization of the Licensed Product in the Field in the Territory. Without limiting the foregoing, Licensee shall use Commercially Reasonable Efforts to make Licensed Product available in Field in the Territory as soon as possible after Effective Date, consistent with the obligations set forth in this Agreement.
3.2    Development.
(a)    Licensee shall be solely responsible [***] for the Development of the Licensed Product in the Field in the Territory, including, without limitation, conducting Clinical Trials, importing the Licensor Technology and Licensed Product, conducting local testing and release, procuring any future Manufacturing facilities (if permitted hereunder) and conducting scale-up activities, in each case with respect to the Licensed Product in the Field in the Territory.
(b)    Within [***], Licensee will deliver to the JSC for review and approval an initial Development Plan, and reasonably prior to each subsequent meeting of the JSC for so long as Licensee is conducting Development activities with respect to the Licensed Product, Licensee will deliver to the JSC an updated Development Plan which shall include: [***]. The Development Plan shall at all times include activities sufficient for Licensee to meet its obligation pursuant to Section 3.1. Except as otherwise set forth in this Agreement, neither Licensee nor its Affiliates will Develop any Licensed Product other than in a manner consistent with the then-current Development Plan.

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(c)    Licensee shall maintain complete and accurate records of its Development activities with respect to the Licensed Product in accordance with good business practices and in sufficient detail, in good scientific manner, or otherwise in a manner that reflects all work done and results achieved.
3.3    Regulatory Responsibilities.
3.3.1    Subject to the terms and conditions of this Agreement, Licensee will be solely responsible for, and will have sole control over, preparing, filing, and maintaining Regulatory Submissions and communicating with Regulatory Authorities in the Territory with respect to the Licensed Product in the Field, in each case, at its own expense, including, without limitation, local company and Licensed Product related registrations. Licensee will use Commercially Reasonable Efforts to prepare, file, and maintain Regulatory Submissions and communicate with Regulatory Authorities in the Territory with respect to Licensed Products in the Field. As between the Parties, all Regulatory Submissions relating to the Licensed Product in the Field in the Territory will be owned by and held in the name of Licensee.
3.3.2    Licensee will:
(a)    provide Licensor with (i) reasonable advanced notice [***] of substantive meetings with any Regulatory Authority that relate to the Licensed Product, including meetings that are either scheduled with, or initiated by or on behalf of, Licensor or its Affiliates (or any permitted subcontractor) and (ii) an opportunity to have a representative of Licensor participate in such meetings with any Regulatory Authority (which participation may be via videoconference, at Licensor’s discretion);
(b)    keep Licensor promptly informed as to all interactions with Regulatory Authorities with respect to the Licensed Product;
(c)    provide Licensor with [***]; and
(d)    provide Licensor with [***]; and
(e)    provide [***].
Notwithstanding anything to the contrary, all information, [***], provided to Licensor hereunder may be shared with Licensor’s third party licensees of rights to the Licensed Product.
3.3.3    Licensor hereby grants to Licensee a right of reference under all Regulatory Submissions Controlled by Licensor or its Affiliates as of the Effective Date for the

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Licensed Product solely as necessary or reasonably useful to Develop and Commercialize the Licensed Product in the Field in the Territory, subject to the terms and conditions of this Agreement and to the extent permitted under Applicable Law. Licensee hereby grants to Licensor and its designees (including any current or future licensee of Licensor with respect to the Licensed Product) a right of reference under all Regulatory Submissions Controlled by Licensee or its Affiliates for the Licensed Product to develop, manufacture, commercialize and otherwise exploit the Licensed Product outside the Field in the Territory and in any field (including the Field) outside the Territory. Each Party will, and will ensure that its Affiliates will, take actions reasonably necessary to effect such grant of right of reference to the other Party (or its designee), including by making such filings as may be required by Regulatory Authorities to record such grant.
3.3.4    As between the Parties, Licensor will own the global safety database with respect to the Licensed Product. Reasonably prior to the [***], the Parties will negotiate in good faith and enter into a pharmacovigilance agreement that includes reasonable and customary terms that will provide, among other things, guidelines and responsibilities for (a) the receipt, investigation, recording, review, communication, reporting, and exchange between the Parties of Adverse Event reports and other safety information relating to the Products, (b) appropriate reconciliation procedures to ensure adequate and compliant exchange of safety data related to the Licensed Product, and (c) contact with Regulatory Authorities with respect to the foregoing, in each case ((a)-(c)), in accordance with Applicable Law, (“Pharmacovigilance Agreement”) with respect to the Licensed Product. Each Party will conduct activities designated to such Party under such Pharmacovigilance Agreement [***].
3.3.5    Licensee will notify Licensor [***], following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of the Licensed Product in the Territory and will include in such notice the reasoning behind such determination. Licensee will have the sole right to make the final determination as to whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory; provided that prior to the implementation of such a recall, market suspension, or market withdrawal, to the extent practical, Licensee will consult with Licensor and will consider Licensor’s comments in good faith. Subject to the terms and conditions of the Supply Agreement, for all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 3.3.5, Licensee will be solely responsible for the execution thereof, and Licensor will reasonably cooperate in all such efforts at Licensee’s expense.
3.3.6    Commercialization.

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(a)    Licensee shall be solely responsible, [***], for the Commercialization of the Licensed Product in the Field in the Territory. Notwithstanding anything to the contrary in this Agreement (except for the immediately following sentence of this Section 3.3.6(a)), Licensee shall delay and shall not launch the Licensed Product in the Field in the Territory unless and until the Licensed Product has achieved Pricing and Reimbursement Approval [***]. Notwithstanding the foregoing sentence, if, at the time the Licensed Product receives Regulatory Approval in the Territory, Pricing and Reimbursement Approval for the Licensed Product has not been achieved in [***], Licensee shall delay and shall not launch the Licensed Product in the Field in the Territory until the earlier of: [***]. Licensee shall not be deemed to be in breach of its obligation under Section 3.1 to the extent Licensee delays Commercialization of the Licensed Product in the Field in the Territory in order to comply with its obligations with respect to the Launch Delay.
(b)    [***], Licensee will deliver to the JSC for review and approval an initial Commercialization Plan, and reasonably prior to each subsequent meeting of the JSC, Licensee will deliver to the JSC an updated Commercialization Plan which shall include: [***]. Notwithstanding the foregoing, Licensor shall have the right to request modifications to the Commercialization Plan, including [***], and Licensee agrees to implement all reasonable proposed changes in good faith. The Commercialization Plan shall at all times include activities sufficient for Licensee to meet its obligation pursuant to Section 3.1. Except as otherwise set forth in this Agreement, neither Licensee nor its Affiliates will Commercialize any Licensed Product other than in a manner consistent with the then-current Commercialization Plan.
(c)    Licensee shall maintain a record of all of its Commercialization activities in accordance with good business practices.
3.4    Manufacturing. As between the Parties, Licensor shall have the sole right to Manufacture Licensed Product worldwide, including, for clarity, in the Field in the Territory. The Parties will negotiate in good faith to enter into an agreement (the “Supply Agreement”) [***] pursuant to which (a) Licensee appoints Licensor as Licensee’s sole manufacturer and supplier of the Licensed Product and (b) Licensor will use Commercially Reasonable Efforts to supply Licensed Product and cGMP materials for Licensee’s clinical Development activities (including Clinical Trials) and Commercialization with respect to the Licensed Product in the Territory. [***].
3.5    Compliance with Laws.
(a)    In the performance of its obligations hereunder, each Party will comply with, and will ensure that its Affiliates, and their respective officers, directors, employees, agents, subcontractors (if any) and any other Person acting on their behalf, comply with, all

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Applicable Laws, including without limitation, (A) the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act, and any other Laws relating to bribery or other corruption activities; (B) all Applicable Laws with respect to anti-slavery and human trafficking, including but not limited to the U.K. Modern Slavery Act 2015; and (C) all Applicable Laws with respect to export controls and sanctions (the “Applicable Trade Controls”). Each Party shall not take any action that could cause the other Party to be in violation of all Applicable Laws, including all Applicable Trade Controls.
(b)    Without limiting the generality of the foregoing:
(i)    No one acting on such Party’s behalf will give, offer, agree, promise to give, or authorize the giving directly or indirectly, of any money or other quid pro quo as an inducement or reward for favorable action or forbearance from action or the exercise of influence (A) to any governmental official or employee (including employees of government-owned and government-controlled corporations or agencies), (B) to any political party, official of a political party, or candidate, (C) to an intermediary for payment to any of the foregoing, or (D) to any other Person in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as receiving a permit, authorization, or license; and
(ii)    No Party may engage, directly or indirectly, in any activity whatsoever relating to this Agreement in any way involving Iran, Cuba, Syria, North Korea, Russia, Belarus, the Crimea region, the so-called “Donetsk People’s Republic” (“DNR”) or “Luhansk People’s Republic” (“LNR”) regions, or any other Russian-occupied area of Ukraine, or any other country or territory that in the future may become subject to broad country or territory-based restrictions under Applicable Trade Controls (“Sanctioned Territories”), or involving Yemen, Sudan, or Libya. Without limiting the generality of the foregoing, no Party may directly or indirectly provide or authorize the provision of any Licensed Product to any of these countries or territories, including without limitation any Sanctioned Territories.
(c)    Each Party will obtain and, during the Term maintain, all Permits required to be obtained by it in the performance of its obligations hereunder, including in the case of Licensee, all Permits necessary or appropriate to the import/export of the Licensed Product into the Territory.
3.6    Adverse Event Reporting. During the Term, each Party shall be responsible for promptly notifying the other Party regarding any Adverse Event, whether actual or suspected, in respect of Licensed Product that is suffered anywhere in the world and with respect to which such Party obtains information or knowledge (the “receiving Party”) in accordance with the following: (a) the receiving Party shall report to the other Party by telephone (followed by written descriptions) or in writing any information regarding a Serious Adverse Event

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concerning drug reactions that are life-threatening or cause death [***]; (b) the receiving Party shall report to the other Party in writing any information about any Serious Adverse Event that does not fall within the scope of Section 3.6(a) [***]; (c) the receiving Party shall report to the other Party by telephone (followed by written descriptions) or in writing any information regarding a non-serious Adverse Event that does not fall within the scope of Section 3.6 (a) [***]; and (d) the receiving Party’s reports pursuant to this Section 3.6 shall contain any relevant information reasonably required by the other Party to meet the requirements of any Regulatory Authority for the Territory. Additional obligations with respect to Adverse Event reporting may be set forth in the Pharmacovigilance Agreement.
3.7    Engagement of Third Party Contractors. A Party may engage third party contractors to perform some or all of their obligations hereunder; provided, that (a) without Licensor’s prior written consent, Licensee may only engage third party contractors to perform Development activities (including, for clarity, regulatory activities) hereunder and (b) with respect to any such subcontract, (i) the applicable third party contractor shall execute an agreement containing provisions that (1) are consistent with and at least as restrictive or protective of the Parties as the cooperation, records and reports, ownership, confidentiality, non-use and intellectual property provisions set forth in this Agreement, [***], and (ii) Licensee shall promptly provide Licensor with a copy of such subcontract upon its execution. For the avoidance of doubt, Licensee may not engage any third party contractor to perform Commercialization activities hereunder without Licensor’s prior written consent. Licensee will remain responsible for each third party contractor’s compliance with all obligations under this Agreement applicable to such Affiliate or third party contractor and the grant of any subcontract to any third party will not relieve Licensee of any of its obligations hereunder.
3.8    Cooperation. Each Party will provide the other Party with such assistance as is reasonably requested by the other Party in its performance hereunder. Upon the reasonable request of a Party, the other Party shall reasonably respond to questions or comments from Regulatory Authorities in the Territory as it relates to use of Licensed Product in the Field, and shall provide to the other Party any information requested by a Regulatory Authority that has not previously been provided by such Party to the other Party, to the extent such additional information is in its possession or under its control at no cost.
3.9    Protection from Third Party Contractual Issues. Licensor shall promptly notify Licensee of any dispute, breach, or termination arising between Licensor and third parties, [***], that materially adversely affects Licensee’s rights or ability to Develop, Manufacture, Commercialize, or Exploit the Licensed Product under this Agreement, and shall cooperate in good faith to mitigate such adverse impact. [***].

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3.10    Other Licensor Responsibilities.
3.10.1    Technology Transfer. Upon Licensee’s request, Licensor shall use Commercially Reasonable Efforts to provide Licensee with (a) reasonable access to the Licensor Technology and Licensor Patent Rights and (b) reasonable support related to the Commercialization of the Licensed Product in the Field in the Territory, in each case (a) and (b), pursuant to a technical transfer and support plan to be reasonably agreed to by the Parties (“Technical Transfer and Support Plan”). Licensee hereby acknowledges and agrees that such transfer shall under no circumstance include the transfer to Licensee of any technology related to the Manufacture of the Licensed Product. Such Technical Transfer and Support Plan shall detail Licensor’s provision to Licensee of [***]. In addition, Licensor shall provide commercially reasonable assistance and cooperation upon Licensee’s request to support Licensee’s efforts to obtain all necessary regulatory approvals and to commercialize the Licensed Product within the Territory. Such assistance shall include, without limitation, providing access to relevant data, documentation, reports, and other information reasonably necessary for regulatory filings, marketing authorization, and post-approval activities, as well as support in communications with regulatory authorities.
3.11    Joint Steering Committee. [***], the Parties shall establish a joint steering committee (“JSC”).
3.11.1    JSC Responsibilities. The JSC shall have and perform the following responsibilities, provided the JSC shall have no authority to (1) amend this Agreement or the Supply Agreement; (2) waive or determine either Party’s compliance with the terms and conditions of this Agreement or the Supply Agreement; or (3) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement:
(a)    serving as a forum for the discussion of Licensee’s Development and Commercialization activities under this Agreement;
(b)    oversight with respect to the conduct of the Development of the Licensed Product in the Field in the Territory;
(c)    oversight with respect to the Commercialization of the Licensed Product in the Field in the Territory;
(d)    reviewing and/or ensuring the exchange of all Technology, proprietary materials, reports or other information required to be submitted to each Party or the JSC pursuant to this Agreement;

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(e)    reviewing, discussing and determining whether to approve the initial Development Plan and any proposed amendment thereto;
(f)    reviewing, discussing and determining whether to approve the initial Commercialization Plan and any proposed amendment thereto;
(g)    attempting to resolve all matters between the Parties that are in dispute; and
(h)    performing such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as mutually determined by the Parties in writing.
3.11.2    JSC Composition; Meetings. The JSC shall be comprised [***], consisting of [***] and [***], each of whom will have the appropriate authority, experience, and expertise to perform its responsibilities on the JSC. The JSC shall establish a schedule of times for regular meetings and special meetings may be convened by any member upon [***]. In no event shall the JSC meet [***]. [***]. Each Party will appoint a JSC member to jointly prepare and disseminate agendas and presentations [***], unless otherwise agreed to by the Parties in writing. Such appointed members will jointly prepare and disseminate proposed minutes for the JSC meeting [***] and will seek to obtain review and approval of such minutes by their respective companies [***]. Such minutes will not be finalized until each representative on the JSC reviews and approves such minutes in writing; provided that any minutes will be deemed approved unless a representative on the JSC objects to the accuracy of such minutes [***].
3.11.3    JSC Decision-Making.
(a)    At each JSC meeting, the presence in person of [***] designated by each Party shall constitute a quorum and the representatives of a Party shall have [***] on all matters before the JSC at such meeting. All decisions of the JSC shall be made by [***]. Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “select,” “confirm,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 3.11.3, including the escalation and tie-breaking provisions herein.
(b)    The JSC will use good faith efforts to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the JSC is unable to resolve any matter that is within the scope of the JSC’s authority or any other disagreement between the Parties that the Parties may agree to refer to the JSC, in each case, [***], then a Party may seek

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to resolve the matter by referring it to [***]. The Parties’ respective [***] shall promptly meet in good faith to try to resolve the matter as soon as practicable.
(c)    If the [***] are unable to reach agreement on any such matter referred to them [***], then, subject to the terms of this Agreement: (1) [***] (2) and [***].
4.    Payment/Consideration
4.1    Consideration. In consideration of the License, Licensee will pay the amounts set forth in this Article 4. Payments pursuant to this Article 4 shall be calculated and paid pursuant to Sections 4.8 and 4.9.
4.2    Development Support Payment. No later than [***] after the Effective Date, as consideration for the research and development activities, including Clinical Trials, undertaken by Licensor with respect to the Licensed Product as of the Effective Date, Licensee will pay Licensor a one-time, non-refundable, non-creditable upfront payment of One Million Dollars ($1,000,000).
4.3    Additional Fee. Licensee will pay Licensor a one-time, non-refundable, non-creditable payment of [***] upon [***]. Licensee shall pay Licensor the foregoing fee no later than [***] after Licensor provides written notice to Licensee of [***].
4.4    Development Milestone Payments. Licensee will pay to Licensor the applicable one-time, non-refundable, non-creditable milestone payment listed in the following table below upon the occurrence of each corresponding milestone event. Licensee will provide Licensor with written notice and the applicable payment within [***] achieving each milestone. For the avoidance of doubt, [***].

DEVELOPMENT MILESTONE	PAYMENT
[***]	[***]
[***]	[***]

4.5    Sales Milestone Payments. Licensee will pay to Licensor a One Million and Five Hundred Thousand Dollar ($1,500,000) payment (each such payment, a “Sales Milestone Payment”) upon each achievement of Fifteen Million Dollars ($15,000,000) in aggregate Net Sales of the Licensed Product in the Territory (each such achievement, a “Sales Milestone

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Event”). For clarity, Sales Milestone Payments may be paid by Licensee to Licensor more than once and shall apply to all Net Sales of Licensed Product in the Territory during the Term. Licensor will provide Licensor with written notice upon each achievement of a Sales Milestone Event and will pay to Licensor the applicable Sales Milestone Payment(s) within [***] after the occurrence of each Sales Milestone Event.
4.6    Royalties. During the Term, Licensee will pay Licensor a royalty at the rate of twenty-five percent (25%) on the Net Sales of Licensed Product in the Territory.
4.7     Compensation. In the event that a refund of the reimbursement price of the Licensed Product is required pursuant to a Risk Sharing Agreement (“RSA”) with the competent authorities in the Territory, the Licensor shall, as compensation, provide to the Licensee [***]. The detailed criteria and conditions governing the RSA shall be determined upon completion of the pharmacoeconomic evaluation process with the Ministry of Food and Drug Safety (“MFDS”).
4.8    Reports. Within [***] after the end of each Calendar Quarter during the Term, Licensee will deliver to Licensor a report, certified by an officer of Licensee, detailing the calculation of all royalties and other payments due to Licensor for such Calendar Quarter (the “Quarterly Report”). The Quarterly Report will include, at a minimum, the following information [***]. Licensee will pay all payments due to Licensor under Sections 4.6 simultaneously with the delivery of the applicable Quarterly Report.
4.9    Payments. All payments made by Licensee under this Agreement shall be made by wire transfer from a banking institution in United States Dollars in accordance with instructions given from time to time by Licensor. Any amounts not paid when due hereunder will accrued interest at annual rate equal to [***]. All costs and expenses (including legal fees and costs of arbitration or litigation, as applicable) incurred by Licensor in collecting any unpaid amounts will be promptly paid or reimbursed by Licensee.
4.10    Taxes. Licensee shall be responsible for the payment of all sales, use, value added and excise taxes, tariffs and duties and other taxes and government charges related to the sale of the Licensed Product in the Territory. Subject to the foregoing, and except as otherwise provided in this Section 4.9, each Party will pay all income and other taxes (including interest) imposed on or measured with respect to its own income accruing to it under this Agreement (“Taxes”). If Applicable Laws require the withholding of Taxes from any payments made by Licensee under this Agreement (“Agreement Payments”), Licensee will make such withholding payments and will subtract the amount thereof from the Agreement Payments. Licensee will timely remit any amounts withheld under this provision to the appropriate Governmental Authority and will promptly submit to Licensor appropriate proof of payment of the withheld Taxes as well as the

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official receipts (or comparable evidence) within [***]. If Licensee determines that any withholding in respect of Tax is required with respect to an Agreement Payment, Licensee will provide reasonable advance notice to Licensor of such required withholding and will cooperate with and provide to Licensor reasonable assistance in order to allow Licensor to eliminate or mitigate any such withholding Tax obligations with respect to Agreement Payments, including obtaining the benefit of any present or future treaty which may apply to the Agreement Payments.
4.11    Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. If Licensee or its Affiliates receive payment from a third party in a currency other than United States dollars for which a royalty or other amount is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Calendar Quarter in which the payment was received by Licensee, and (b) the conversion computation will be documented by Licensee in the applicable Quarterly Report. If by Applicable Laws in the Territory, conversion into United States dollars or transfer of funds of a convertible currency to the United States becomes materially restricted, forbidden or substantially delayed, then Licensee shall promptly notify Licensor thereof and, thereafter, amounts accrued shall be paid to Licensor (or its designee) in the Territory in local currency by deposit in a local bank designated by Licensor and to the credit of Licensor, unless the Parties otherwise agree.
4.12    Non-Monetary Sales. Neither Licensee nor any of its Affiliates shall enter into any agreement, nor permit any agreement to be made, under which any non-monetary Net Sales are obtained or due to be obtained, except with the prior written consent of Licensor.
4.13    Books and Records. Each Party shall keep, and shall require its Affiliates to keep, true books of account containing an accurate record (together with all supporting documentation), in accordance with Accounting Standards, of all data and information necessary for determining and/or verifying the amounts payable to the other Party hereunder [***]. Each Party shall keep its records at its principal place of business or the principal place of business of the appropriate division of such Party to which this Agreement relates and shall require its Affiliates to keep their books and records related to this Agreement in the same manner.
4.14    Audit Rights. Upon [***] prior written notice to Licensee, and [***], Licensee and its Affiliates will provide an independent auditor selected by Licensor and reasonably acceptable to Licensee (and who has executed an appropriate confidentiality agreement reasonably acceptable to Licensee that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to Licensor) with access to and the

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right to review and make copies all of the books, records and related background information required by Section 4.12 or as otherwise necessary to confirm the calculation all royalties, milestone payments and any other amounts payable under this Agreement and all components thereof. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate the auditor’s review or audit; (c) [***]. Licensee will promptly pay to Licensor the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Licensee has underpaid the royalties due during the audited period by [***], then Licensee will also [***] pay the costs and expenses of Licensor and its accountants in connection with the review or audit. For the sake of clarity, Licensor’s audit rights pursuant to this Section 4.13 will be in addition to, and not in lieu of, any audit rights required under the Prior Agreements.
4.15 Tech Transfer. In the event that Licensee requests [***].

5.    Intellectual Property
5.1    Intellectual Property Rights.
(a)    As between the Parties, Licensor shall own and shall have sole and exclusive Control of all right, title and interest on a worldwide basis in and to (i) any and all Licensor Technology and Licensor Patent Rights, subject to the licenses provided to Licensee pursuant to this Agreement, and (ii) any modification, enhancement or improvement to, or derivative of, any of the Licensed Product, Licensor Technology or Licensor Patent Rights conceived and/or reduced to practice by or on behalf of Licensee and/or its Affiliates, alone or with others (each, an “Improvement”). Licensee agrees to, and to cause its Affiliates and any third party subcontractors to: (x) promptly notify the Licensor of the conception or reduction to practice of any Improvement; (y) assign, and hereby does irrevocably assign, to Licensor, all of its rights, title and interest in and to such Improvements; and (z) promptly execute any documents that may be necessary to perfect Licensor’s rights in and to such Improvement(s).
(b)    Licensor shall own the Product Trademarks, and Licensor shall be responsible for the registration, prosecution, maintenance and enforcement thereof. All references to the Product Trademarks shall be accompanied by a properly configured notice, consisting of the symbol “®”and “TM” for unregistered trademarks (the “Trademark Notice”). Each Trademark Notice shall appear in close proximity to the Product Trademark to which it relates and shall be conspicuous and clear. Licensee shall (i) on all packaging and labeling materials bearing the Product Trademark, include such statements with respect to the registration status and ownership of such Product Trademarks as reasonably required by Licensor, and (ii)

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with respect to all related advertising, promotion and other uses of the Product Trademarks, conform to the standards of usage set forth by Licensor from time to time.
(c)    As between the Parties, Licensee acknowledges Licensor’s ownership of and exclusive right, title and interest in and to the Licensor Technology, Licensor Patent Rights, Improvements and Product Trademarks (collectively, the “Licensor IP”), and will not contest, oppose or challenge Licensor’s ownership or maintenance of the Licensor IP. Licensee shall not represent that it owns any of the Licensor IP in any application or registration for therefor or otherwise. Licensee agrees that it will not contest, oppose or challenge Licensor’s ownership, use, applications to register or registration of the Licensor IP. Licensee agrees that it will not register or attempt to register the Product Trademarks or any confusingly similar marks in any jurisdiction.
5.2    Patent Filing, Prosecution and Maintenance.
(a)    Licensor shall, acting through patent counsel of its choice: (i) have the first right (but not the obligation) to prepare, file, prosecute and maintain the Licensor Patent Rights worldwide, including in the Territory; (ii) reasonably consult with Licensee in relation to the preparation, filing, prosecution and maintenance of the Licensor Patent Rights in the Territory; [***]. Licensor shall reasonably consult in good faith with Licensee and Licensee shall cooperate with and assist Licensor in all reasonable respects, in connection with Licensor’s preparation, filing, prosecution and maintenance of such Licensor Patent Rights in the Territory.
(b)    If Licensor elects not to continue to prosecute or maintain any of the Licensor Patent Rights in the Territory, then (i) Licensor shall so notify Licensee in writing of its intention in good time to enable Licensee to meet any deadlines by which an action must be taken to establish or preserve any such Licensor Patent Rights in the Territory, and (ii) Licensee shall have the right, but not the obligation, to file for, or continue to prosecute, maintain or otherwise pursue such Patent Rights in the Territory [***]. Notwithstanding the foregoing, if Licensor notifies Licensee that is electing not to continue to prosecute or maintain any of the Licensor Patent Rights in the Territory for strategic reasons intended to maintain the commercial value of the Licensed Product, then Licensee will have no right to prosecute or maintain such Patent Right in the Territory. In the event Licensee elects to continue to prosecute or maintain an applicable Licensor Patent Right in the Territory pursuant to this Section 5.2(b), Licensee shall consult with Licensor in relation to the prosecution and maintenance of such Licensor Patent Rights in the Territory.

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5.3    Enforcement and Defense.
(a)    Each Party shall inform the other Party promptly if it becomes aware of any infringement, potential infringement or misappropriation of any Licensor Patent Rights [***], or any alleged or threatened assertion of invalidity or unenforceability of any of the Licensor Patent Rights by a third party. The Parties shall consult with each other regarding a strategy for enforcement/defense and the best way to respond to such infringement or patent challenge, as applicable. [***], Licensor shall have the first right, but not the obligation, to address infringement or challenge of the Licensor Patent Rights anywhere in the world by taking reasonable steps, which may include the institution of legal proceedings or other action, provided Licensee shall have the right to join any such legal proceedings in the Territory [***], provided further that Licensor’s counsel will be lead counsel on any such proceeding. If Licensee elects not to join in any legal proceeding or other action, Licensor shall keep Licensee reasonably informed about such infringement/challenge response in the Territory. Licensor shall not take any position with respect to, or compromise or settle, any such infringement or challenge of the Licensor Patent Rights in any way that materially adversely affects Licensee’s rights in this Agreement, without the prior written consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed. [***].
(b)    If Licensor informs Licensee that it does not intend to enforce/defend any Licensor Patent Rights, or ceases to diligently pursue infringement or challenge of any Licensor Patent Rights in the Territory in the Field in accordance with Section 5.3(a), then Licensee shall have the right, but not the obligation, [***], upon written notice to Licensor, to address such infringement or challenge of such Licensor Patent Rights in the Territory in the Field by taking reasonable steps, which may include the institution of legal proceedings or other action, and to compromise or settle such infringement/challenge of such Licensor Patent Rights against the applicable third party, provided Licensee shall keep Licensor informed about such response. Before starting any legal action under Section 5.3(b), Licensee shall consult with Licensor as to the advisability of the action or settlement, its effect on the good name of Licensor, the public interest, and how the action should be conducted. Licensee shall not take any position with respect to, or compromise or settle, any such infringement or challenge of the Licensor Patent Rights without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Licensee initiates any such action, any damages or other payments recovered shall belong solely to Licensee.
(c)    If the alleged infringement or challenge of the Licensor Patent Rights is both within and outside the Field, the Parties shall also cooperate with Licensor’s other licensees (if any) in relation to any such action(s).

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(d)    Each Party agrees to be joined in any suit to enforce the Licensor Patent Rights in the Territory in accordance with Section 5.3(a) or Section 5.3(b), as applicable, subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses, or other liabilities such Party may incur in connection therewith or resulting therefrom, and such Party shall have the right to be separately represented in any such suit by its own counsel [***].
5.4    Infringement of Third-Party Rights.
(a)    If any warning letter or other notice of infringement from a third party is received by a Party, or a legal suit, proceeding or other action is brought against a Party, alleging infringement of the Technology or Patent Rights of such third party by reason of the Exploitation of the Licensed Product in the Field, or the use of any Licensor Patent Rights hereunder, that Party shall promptly provide full details to the other Party, and the Parties shall discuss as soon as possible the overall strategy for defense of such matter and the best way to respond. Notwithstanding the foregoing, Licensor shall have the sole right to defend any such suit, proceeding or other action, provided, Licensee shall have the right to separate counsel at its own expense in any such suit, proceeding or other action. The Parties shall cooperate with each other in all reasonable respects in any such suit, proceeding or other action, and all expenses with respect to any such suit, proceeding or other action in the Territory shall be borne equally by the Parties. Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party, including all documents filed in any litigation.
(b)    Licensor shall have the right to settle the related suit, proceeding or other action with the applicable third party, provided, that if the taking of any action or any proposed settlement involves the making of any statement, express or implied, concerning the validity of the Licensor Patent Rights in the Territory, Licensee shall be notified before Licensor takes such action or makes such settlement.
5.5    Cooperation. In any litigation under this Section 5, either Party, at the request and expense of the other Party, will cooperate to the fullest extent reasonably possible. This Section 5.5 will not be construed to require either Party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction.
6.    Representations, Warranties and Covenants
6.1    Representations and Warranties of the Parties. Each Party represents and warrants to the other Party as of the Effective Date that:

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(a)    it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;
(b)    it has the full right, power, and authority to enter into this Agreement and to grant the rights and licenses granted by it under this Agreement;
(c)    there are no existing, or to its knowledge, threatened Claims pending with respect to the subject matter of this Agreement or its right to enter into and perform its obligations under this Agreement;
(d)    it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
(e)    this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms, subject to the general principles of equity and to the laws of bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally, and to any applicable competition laws;
(f)    the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with or constitute a default under any of its constitutional or formation agreements;
(g)    neither it nor any of its owners, officers, directors, or employees, or any person acting on its behalf, is subject to any restrictions under Applicable Trade Controls, including without limitation due to being:
(i)    identified on (A) the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (OFAC) List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, or Non-SDN Menu-Based Sanctions List, (B) the Bureau of Industry and Security (BIS) of the United States Department of Commerce’s Denied Persons List, Entity List or Unverified List, (C) the Directorate of Defense Trade Controls (DDTC) of the United States Department of State’s List of Debarred Parties, or (D) any other similar list maintained by OFAC, BIS, or DDTC, or any other government agency administering or enforcing Applicable Trade Controls;
(ii)    based or located in any Sanctioned Territory, a citizen or resident of North Korea, Cuba, Iran, or Syria; or part of, or otherwise affiliated with, the governments of North

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Korea, Cuba, Iran, Syria, Russia, Belarus, or Venezuela, or their political subdivisions, political parties, officials, agencies or instrumentalities, including state-owned enterprises; or
(iii)    owned or controlled by, or acting for or on behalf of, any of the foregoing, directly or indirectly (“Sanctioned Parties”).
6.2    Licensor’s Additional Warranties. Licensor further represents and warrants as of the Effective Date that:
(a)    it has full right and authority to grant the licenses and rights granted under this Agreement, and no rights or licenses are required from Licensor, or to its knowledge, any other Person, in order for Licensee to Exploit the Licensed Product in the Field in the Territory as contemplated under this Agreement other than the rights granted to Licensee under Section Sections 2.1(a) and 2.1(b);
(b)    to Licensor’s knowledge, there are no Patent Rights Controlled by a third party that would be infringed by Licensee’s use of the Licensor Technology or Licensee’s practicing of the Licensor Patent Rights in the Field in the Territory, and to Licensor’s knowledge, no Claim or litigation has been brought or asserted (and Licensor has no knowledge of any Claim, whether or not brought or asserted, or of any facts or circumstances that exist that would reasonably be expected to give rise to any such Claim or litigation) by any Person alleging that (i) the Licensor Patent Rights are invalid or unenforceable or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Licensor Technology or the Licensor Patent Rights existing as of the Effective Date as contemplated herein, violates, infringes, constitutes misappropriation of or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any other Person; and
(c)    to Licensor’s knowledge, no Person is infringing or threatening to infringe, or misappropriating or threatening to misappropriate, the Licensor Patent Rights existing as of the Effective Date.
(d)    OTHER THAN THE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 6, LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED PRODUCT, THE LICENSOR IP OR ANY OTHER TECHNOLOGY, MATERIALS OR INFORMATION LICENSED OR OTHERWISE PROVIDED TO LICENSEE AND/OR ITS AFFILIATES HEREUNDER, AND HEREBY DISCLAIMS SAME.

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7.    Confidential Information
7.1    Confidentiality Obligations. Each Party (the “Recipient”) shall, and shall cause its Affiliates and its and their respective representatives, directors, officers, employees, agents or consultants (collectively, “Representatives”) to, hold in strict confidence and trust all Confidential Information of the other Party (the “Disclosing Party”) and not disclose or otherwise provide or transfer, directly or indirectly, any Confidential Information to any Person without the prior written consent of the Disclosing Party. Notwithstanding the preceding sentence to the contrary, Recipient may disclose Confidential Information to its Representatives who need to know such information to enable Recipient to fulfill its obligations hereunder and who are bound by confidentiality obligations no less stringent than those set forth in this Agreement, and then only to the extent necessary to carry out the legitimate use of the Confidential Information. Recipient and its Representatives shall use the Confidential Information only in connection with Recipient’s performance hereunder and not with respect to, or in furtherance of, any of its other businesses or the business of anyone else, or for any other purpose whatsoever. Recipient shall require any of its Representatives who obtain Confidential Information to comply with this Agreement and shall be responsible for any breach of this Agreement by such Representatives.
7.2    Exceptions to Obligations. The provisions of Section 7.1 shall not apply to Confidential Information which the Recipient can demonstrate by competent evidence:
(a)    was or becomes available to the public other than as the consequence of a breach of any obligation of confidentiality owed to the Disclosing Party;
(b)    was actually known to or in the possession of the Recipient without any limitation on use or disclosure prior to receipt from the Disclosing Party;
(c)    is rightfully received by the Recipient from a third party in possession of such information who is not under obligation to the Disclosing Party not to disclose the information; or
(d)    is independently developed by Recipient or its Representatives without access to the Disclosing Party’s Confidential Information.
7.3    Compelled Disclosure. Notwithstanding the foregoing, Recipient shall be permitted to disclose Confidential Information pursuant to any order of any Governmental Authority or Regulatory Authority or as otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, in each case if no suitable protective order or equivalent remedy is available, provided that Recipient gives the

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Disclosing Party written notice of such order, Applicable Law or agreement/rules requiring disclosure promptly upon knowledge thereof and allows the Disclosing Party a reasonable opportunity to seek to obtain a protective order or other appropriate remedy prior to such disclosure to the extent permitted by Applicable Law, and further provided that Recipient shall furnish only that portion of the Confidential Information which it is advised by legal counsel is legally required, and will exercise its best efforts, at the Disclosing Party’s request and expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.
7.4    Other Permitted Disclosures. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:
7.4.1    in the case of Licensor, prosecution of Patent Rights as contemplated by this Agreement;
7.4.2    submission of Regulatory Submissions and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of the Licensed Product;
7.4.3    in the case of Licensor, to actual or bona fide potential investors, acquirors, sublicensees, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, sublicense, debt transaction, or collaboration;
7.4.4    to prosecute or defend litigation so long as there is thirty (30) days’ prior written notice given by the Receiving Party before filing, and to enforce Patent Rights in connection with the Receiving Party’s rights and obligations pursuant to this Agreement; and
7.4.5    to allow the Receiving Party to exercise its rights and perform its obligations hereunder, provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein.
If and whenever any Confidential Information is disclosed in accordance with Section 7.3 (Compelled Disclosure) or Section 7.4 (Other Permitted Disclosures), such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).

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7.5    Return of Confidential Information. Upon the termination of this Agreement or earlier request of the Disclosing Party, Recipient shall destroy or return to the Disclosing Party any documents or other materials that contain the Disclosing Party’s Confidential Information, including all copies made and make no further use or disclosure thereof, provided, that the Recipient may retain one copy of the Confidential Information of the Disclosing Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with Applicable Laws and its obligations hereunder.
7.6    Irreparable Harm. Recipient understands that in the event it or any of its Representatives fails to comply with this Section 7, the Disclosing Party may suffer irreparable harm which would not be adequately compensated for by monetary damages alone. Recipient, therefore, agrees that in the event of its breach or threatened breach of this Section 7, Disclosing Party shall be entitled to injunctive and/or other preliminary or equitable relief, in addition to any other remedies available at law, without having to prove actual damages or to post a bond.
8.    Term and Termination
8.1    Commencement and Termination by Expiry. This Agreement, and the licenses granted hereunder, shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Section 8, shall continue in force until the last to occur of: (a) the twenty (20) year anniversary of the date of the First Commercial Sale of the Licensed Product in the Territory; (b) the expiration of the last Valid Claim of a Patent Right within the Licensor Patent Rights in the Territory; and (c) the expiration of the all Regulatory Exclusivities for the Licensed Product in the Territory (the “Term”), and on such date this Agreement and the licenses granted hereunder shall terminate automatically.
8.2    Other Bases of Termination. Either Party may terminate this Agreement at any time by notice in writing to the other Party (the “Other Party”), as follows:
(a)    if the Other Party is in material or persistent breach of this Agreement and, in the case of a breach capable of remedy within [***], the breach is not remedied within [***] of the Other Party receiving written notice specifying the breach and requiring its remedy;
(b)    immediately upon written notice to the Other Party if (i) the Other Party becomes insolvent or unable to pay its debts as and when they become due, or (ii) an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or (iii) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business, or (iv) the Other Party makes any composition with its creditors, or (v) the Other Party ceases to continue its business, or (vi) as a result of debt and/or

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maladministration the Other Party takes or suffers any similar or analogous action in any jurisdiction;
(c)    if Licensee or any of its Affiliates, directly or indirectly through any third party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Licensor Patent Right (a “Patent Challenge”), then Licensor will have the right to terminate this Agreement on [***] written notice to Licensee with such termination of such license to be effective immediately following such notice period; provided that if Licensee or its Affiliate withdraws (or causes to be withdrawn) such Patent Challenge within [***] after being requested to do so by Licensor in writing (which termination notice will be deemed a request), then Licensor will have no right to terminate this Agreement pursuant to this Section 8.2(c);
(d)    if Licensee does not conduct any material Development or Commercialization activities with respect to the Licensed Product for a continuous period of longer than [***], then Licensor may, in its sole discretion, terminate this Agreement upon [***] prior written notice to Licensee. Notwithstanding anything to the contrary, the foregoing [***] period will automatically be tolled for any period that such inactivity is due to (a) a bona fide material safety concern with respect to the Licensed Product in the Field in the Territory, (b) Licensee’s compliance with any Launch Delay, or (c) any event of Force Majeure.
(e)    Licensor shall have the right to terminate this Agreement immediately upon written notice to the Licensee in the event of a Change of Control of the Licensee. Licensee shall promptly notify the Licensor in writing upon the occurrence of any event that constitutes a Change of Control.
(f)    Licensee shall retain all of its rights under this Agreement with respect to the Licensed Product in the Territory upon the event of a Change of Control of the Licensor due to any liquidation of Licensor. Licensor shall promptly notify the Licensee in writing upon the occurrence of any event that constitutes a Change of Control of Licensor in connection with a liquidation of Licensor.
(g)    In the event that any dispute, breach, or termination arises between the Licensor and any third party, [***], which materially suspends, restricts, or terminates the Licensee’s rights under this Agreement, the Licensee shall have the right to continue using the Licensed Product in accordance with Section 3.9 upon providing written notice to the Licensor under Section 3.9.

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8.3    Consequences of Termination.
(a)    Upon termination of this Agreement for any reason, (i) the licenses and rights granted to Licensee under Sections 2.1(a) and 2.1(b) shall terminate, (ii) Licensee and all its Affiliates will cease Commercializing the Licensed Product, except to extent permitted by Section 8.3(b), (iii) Licensee will pay to Licensor all amounts owed to Licensor under this Agreement, and (iv) to the extent permitted by Applicable Laws, at Licensor’s request, Licensee shall use Commercially Reasonable Efforts to effect a prompt transition and assignment to Licensor or Licensor’s designee, of all Development and Commercialization activities and responsibilities for Licensed Product in the Field in the Territory as are in existence as of the date of termination, including, without limitation, all Regulatory Submissions and registrations, data and other Technology and inventory, and Clinical Trials, in each case, related to the Licensed Product in the Field in the Territory, in accordance with a transition plan to be mutually agreed by the Parties.
(b)    Sale of Remaining Inventory. Upon the termination of this Agreement for any reason, other than a termination by Licensor’s for Licensee’s material breach pursuant to Section 8.1, Licensee may for a period of [***] following the effective date of such termination sell any Licensed Products in its possession or under its control as of the effective date of such termination and any Licensed Products for which Licensee has issued non-cancellable orders under the Supply Agreement and pay Licensor all royalties and other amount due on Sales of such Licensed Product in accordance with the terms of this Agreement.
8.4    Survival. Termination of this Agreement shall not release either Party from any liability that matured prior to the effective date of the termination. The provisions of Sections 2.1(c), 3.5, 3.6, 4, 5.1, 7, this 8.4, 9, 10 and any other provisions that are intended by their terms to survive expiration or termination of this Agreement, or are necessary to construe the Parties rights and obligations thereunder, shall survive expiration or earlier termination of this Agreement.
9.    Indemnification; Insurance
9.1    Indemnification of Licensor Indemnitees by Licensee. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Licensor Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Licensor Indemnitees, or any of them, as a result of Claims of third parties, including personal injury and product liability claims, to the extent arising out of the following (collectively, “Licensor Indemnity Claims”): (a) the Commercialization of the Licensed Product

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by Licensee or any of its Affiliates; (b) any breach of this Agreement by Licensee or any of its Affiliates; or (c) the gross negligence or willful misconduct of any Licensee Indemnitee, excluding, in each case, any Licensee Indemnity Claim or Losses for which Licensor has an obligation to indemnify Licensee Indemnitees pursuant to Section 9.2, as to which Claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
9.2    Indemnification of Licensee Indemnitees by Licensor. Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Licensee Indemnitees”), against all Losses incurred by or imposed upon the Licensee Indemnitees, or any of them, as a result of Claims of third parties, including personal injury and product liability claims, to the extent arising out of the following (collectively, “Licensee Indemnity Claims”): (a) the Development of Licensed Product by Licensor in the Field in the Territory; (b) any breach of this Agreement by Licensor or any of its Affiliates; or (c) the gross negligence or willful misconduct of any Licensor Indemnitee, excluding, in each case, any Licensor Indemnity Claim or Losses for which Licensee has an obligation to indemnify Licensor Indemnitees pursuant to Section 9.1, as to which Claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
9.3    Conditions to Indemnification. A Person seeking recovery under this Section 9 (the “Indemnified Party”) in respect of an Licensor Indemnity Claim or a Licensee Indemnity Claim, as applicable (each, an “Indemnity Claim”) shall give prompt written notice of such Indemnity Claim to the Party from whom indemnification is sought (the “Indemnifying Party”), and shall permit the Indemnifying Party to control the investigation, defense and settlement of such Indemnity Claim; provided, that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Indemnity Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such Indemnity Claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Each Indemnified Party shall cooperate with the Indemnifying Party in its investigation, defense and settlement of any such Indemnity Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Indemnity Claim. If the Indemnifying Party does not assume and conduct the defense of the Indemnity Claim as provided above, (i) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Indemnity Claim in any manner the Indemnified Party may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Section 9;

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provided however that the Indemnifying Party shall have no liability for any settlement of Indemnity Claims entered into by the Indemnified Party without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
9.4    Limited Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE RELATIONSHIP OF THE PARTIES HEREUNDER, INCLUDING AS A RESULT OF COMPANY’S USE OF THE INTELLECTUAL PROPERTY, PATENT RIGHTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR OTHER COMMERCIALIZATION OF THE LICENSED PRODUCT IN THE TERRITORY, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTIONS 9.1 OR 9.2, (B) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR A PARTY’S BREACH OF THE INTELLECTUAL PROPERTY OBLIGATIONS IN SECTION 5 OR THE CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7, OR (C) WITH RESPECT TO ANY AMOUNTS WHICH EITHER PARTY MAY BE OR BECOME OBLIGATED TO PAY PURSUANT TO THE PRIOR AGREEMENTS.
9.5    Insurance.
(a)    Each Party shall procure and maintain insurance, including product liability insurance, or shall self-insure, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated at all times during the term of this Agreement and for a period of no less than [***] thereafter.
(b)    Without limiting the generality of the foregoing, beginning no later than [***] thereafter, Licensee shall, at its own cost and expense, procure and maintain Commercial General Liability (“CGL”) insurance or other coverage acceptable to Licensor in amounts not less than [***] per incident or occurrence and [***] annual aggregate including coverage for (i) product liability coverage and (ii) contractual liability coverage for Licensee’s indemnification obligations pursuant to this Section 9 In coverage amounts consistent with industry standards.

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(c)    The insurance limits set forth in this Section 9.5 shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 9. Each Party shall name the other party as an additional insured on all policies required hereunder and shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.
10.    General / Miscellaneous
10.1    Force Majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement (other than nonpayment) that result from a Force Majeure. The Party affected by Force Majeure shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and shall use Commercially Reasonable Efforts to resume performance as soon as practicable.
10.2    Amendment. This Agreement may only be amended in a writing signed by duly authorized representatives of both Licensor and Licensee.
10.3    Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.
10.4    Invalid Clauses. If any provision or part of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by Law to the Parties’ original intent.
10.5    Notices. Any notice to be given under this Agreement shall be in writing and shall be delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by electronic mail, delivery confirmation requested. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, [***] after deposit in the United States mail; if sent via courier, [***] after deposit with the courier service; or if sent via electronic mail, upon receipt of confirmation of delivery to the address of the relevant Party set out below, or to such other address or email as that Party may from time to time notify to the other Party in accordance with this Section 10.5. The addresses and emails of the Parties are as follows:

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in the case of Licensor, to:

Shankar Musunuri
Chairman, Co-Founder and CEO
Ocugen, Inc.
11 Great Valley Parkway
Malvern, PA 19355, USA
Tel: [***]
Email: [***]

with a copy to:

[***]
Troutman Pepper Locke LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312
Tel: [***]
E-mail: [***]

in the case of Licensee, to:

[***]
Head of Pharmaceutical Development Department
Kwangdong Pharmaceutical Co., Ltd.
52 Gwacheon Daero 7 da-gil
Gwacheon si, Gyeonggi-do Republic of Korea
Tel: [***]
Email: [***]

10.6    Dispute Resolution. Before any dispute, difference or disagreement concerning this Agreement (“Dispute”) proceeds to arbitration in accordance with this Section 10.6, the Parties shall seek to resolve the matter within the next [***] by referring it to each Party’s Chief Executive Officer. The Parties’ respective Chief Executive Officers (or their designees) shall promptly meet in good faith to try to resolve the Dispute. Any unresolved Dispute shall be resolved by binding arbitration conducted in Wilmington, Delaware in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules then in effect. The arbitration shall be conducted in the English language and the award [***]. The arbitration tribunal shall consist of [***]. Each Party shall [***] in connection with any such arbitration.

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Nothing in this Section 10.6 shall prevent a Party from seeking specific performance or other equitable relief to enjoin a breach or threatened breach of the provisions hereof.
10.7    Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without regard to the application of principles of conflicts of law.
10.8    Announcements. Neither Party shall make any press release or other public announcement concerning any aspect of this Agreement, or make any use of the name, trademark, trade name or logo of the other Party in connection with or in consequence of this Agreement or the relationship of the Parties, without the prior written consent of the other Party, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange. Any press release or other public statement prepared by a Party related to this Agreement will be provided to the other Party in advance of publication for the other Party’s review and comment. If public disclosure of the existence and/or terms of this Agreement is required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the disclosing Party shall, to the extent practicable, provide a copy of the proposed disclosure reasonably in advance of such filing or other disclosure for the other Party’s review and comment. If any disclosure is limited to information contained in prior disclosures made by a Party and for which the obligations of this provision have been satisfied, the disclosing Party need not share such disclosure ahead of its being made.
10.9    Entire Agreement. This Agreement, including its Exhibits and Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.
10.10    Purposes and Scope. The Parties understand and agree that the relationship between the Parties described herein is limited to the activities, rights and obligations as set forth in this Agreement. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matter not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other rights other than as expressly set forth herein.
10.11    Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the written consent of the other, which

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consent shall not be unreasonably withheld, conditioned or delayed, except that Licensor may assign this Agreement and the rights, obligations and interests of Licensor without such consent (a) in whole or in part, to any of its Affiliates, provided that Licensor shall remain liable and responsible to Licensee for the performance and observance of all such duties and obligations by such Affiliates, or (b) in whole, but not in part, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates, or shares representing a majority of its common stock voting rights or to any successor company resulting from any merger, consolidation, share exchange or other similar transaction. Any prohibited assignment or security interest will be null and void.
10.12    Further Assurances and Actions. Each Party, upon the request of the other Party, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
10.13    Expenses. Each of the Parties will bear its own direct and indirect expenses including the fees and expenses of attorneys, accountants, and other advisors, incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.
10.14    Construction. The captions in this Agreement are provided for convenience and are not to be used in construing the Agreement. The Parties agree that they have participated equally in the preparation of this Agreement and that the language herein shall not be presumptively construed against either of them.
10.15    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which shall together be deemed to constitute one and the same agreement. A copy of this Agreement or an amendment hereto that is executed by a Party (including by use of electronic signature software (e.g., “DocuSign”)) and transmitted by that Party to the other Party by electronic transmission or as an attachment (e.g., in “.tif” or “.pdf” format) to an email or by use of an electronic signature software shall be binding upon the signatory to the same extent as a copy hereof containing that Party’s original signature.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

OCUGEN, INC. /s/ Shankar Musunuri Signature Shankar Musunuri Print Name Chairman, CEO and Co-Founder Title	KWANGDONG PHARMACEUTICAL CO., LTD. /s/ SungWon Choi Signature SungWon Choi Print Name CEO and Chairman Title

Exhibits:
[***]
[***]

Schedules:
[***]

EXHIBIT A

[***]

EXHIBIT B

[***]

SCHEDULE 1

[***]